EXECUTIVE EMPLOYMENT AGREEMENT

THIS AGREEMENT is made effective as of the 1st day of January, 1999, by and between MODIS PROFESSIONAL SERVICES, INC., a Florida corporation, and its successors ("Employer"), and DEREK E. DEWAN, a resident of the State of Florida ("Executive").

WHEREAS, the Employer and the Executive entered into an employment agreement dated December 31, 1993 which has subsequently been amended; and

WHEREAS, the Employer and the Executive desire to enter into an amended and restated employment agreement (the "Agreement"), which Agreement shall replace and thereby supersede all prior employment agreements and amendments thereto previously executed between the Employer and the Executive;

NOW, THEREFORE, in consideration of the mutual promises, agreements and covenants, and subject to the terms and conditions contained in this Agreement, the Employer and Executive, intending to be legally bound, hereby agree as follows:

     1. Employment. Employer hereby employs Executive as President and Chief Executive Officer, and Executive hereby accepts employment by Employer, in accordance with and subject to the terms and conditions of this Agreement.

     2. Duties and Authority. During the Employment Period (as hereinafter defined), Executive will occupy the position of President, Chief Executive Officer, and member of the Board of Directors of Employer (the 'Board'). As President and Chief Executive Officer, Executive shall be in charge of the operations of Employer and shall have full authority and responsibility, subject to the general direction and control of the Board, for formulating policies and administering the affairs of Employer in all respects, and otherwise performing such duties as are customarily performed by the President, Chief Executive Officer and member of the board of directors of a company of similar size and structure to Employer. In the absence of the Chairman of the Board, Executive will preside over meetings of the shareholders and the Board. Executive agrees to devote his full time, attention and best efforts to the performance of his duties hereunder; provided, however, it shall not be considered a violation of the foregoing for the Executive to serve on corporate, industry, civic, or charitable boards or committees, so long as such activities do not materially interfere with the performance of the Executive's responsibilities as an employee of the Employer in accordance with this Agreement.

     3. Initial Term; Employment Period. The initial term of employment shall begin on January 1, 1999, and end on December 31, 2000 (the "Term of this Agreement"). The Term of this Agreement shall be extended automatically for one year on December 31, 2000, and each annual anniversary thereof (the 'Extension Date') unless, and until, at least 90 days prior to the applicable Extension Date either the Employer or the Executive provides written notice to the other party that this Agreement is not to be extended (the later of December 31, 2000 or the last date to which the Term is extended shall be the 'End of Term'). For purposes of this Agreement, the period beginning on January 1, 1999, and ending on the Date of Termination (as hereinafter defined) shall be referred to herein as the "Employment Period."

     4. Compensation. During the Employment Period which is in the Term of this Agreement, Executive shall receive the following compensation:

          a) Base Salary. A base annual salary of $500,000, payable in accordance with the Employer's standard practice for other senior executives. Executive's base salary shall be subject to annual review by the Board for discretionary periodic increases in accordance with the Employer's compensation policies. References to 'Base Salary' in this Agreement shall be to the base salary set forth in this Paragraph 4.a and shall include any increases to such base salary made hereby.

          b) Incentive Compensation. The Executive shall be entitled to a target incentive compensation opportunity expressed as a percentage of Base Salary of not less than 100% under the Modis Annual Incentive Plan ('Incentive Plan').

     5. Stock Options.

          a) Grant of Options. Employer shall grant to Executive stock options from time to time during the Employment Period at the discretion of the Compensation Committee of the Board of Directors. These may be made pursuant to the Modis Professional Services, Inc. Amended and Restated 1995 Stock Option Plan, as amended from time to time, or pursuant to a newly established, a successor plan or other plan approved by the Board of Directors. Other forms of equity compensation such as restricted stock, stock appreciation rights or phantom stock may be granted from time to time at the discretion of the Compensation Committee of the Board of Directors (the 'Compensation Committee').

          b) Investment Representation. Executive agrees that he will not sell or otherwise dispose of all or any part of the common stock of Employer acquired hereunder unless he shall have received an opinion of counsel, in form and substance satisfactory to counsel for Employer (each party to bear the expense of its own counsel), to the effect that registration of the shares to be sold or disposed of is not required under the Securities Act of 1933, as amended (the 'Act'), or unless there shall be in effect a registration statement under said Act with respect to the proposed sale or disposition of the shares to be sold or disposed of, and Executive shall have complied with all applicable provisions of the Act and the rules and regulations thereunder.

          c) Registration. If the Employer has not already done so, prior to the exercise of any stock option granted pursuant to this Paragraph 5 or granted pursuant to the Stock Option Agreement between the Company and the Executive dated January 1, 1999, at the Executive's request, the Employer shall as soon as reasonably possible register Executive's shares pursuant to the appropriate form of registration statement under the Act and shall thereafter maintain such registration statement's effectiveness at all required times.

          d) Exercise. Any existing stock option(s) and any stock options granted after the effective date of this Agreement shall provide for:

               (i) exercisability of vested options (including those vested under paragraph 5.d)(ii) below) for at least two years following the Executive's termination of employment with the Employer (or if sooner, 10 years from date of grant of the option);

               (ii) full vesting of options upon a Change in Control (as hereafter defined) or termination of the Executive's employment with the Employer for reasons other than (A) by the Employer for Cause (as hereafter defined), or (B) by the Executive without Good Reason (as hereafter defined); and

               (iii) exercisability only to the extent vested on the date of the Executive's termination of employment with the Employer, in the event of termination (A) by the Employer for Cause, or (B) by the Executive without Good Reason.

          e) For purposes of this Agreement, 'Change in Control' shall mean:

               (i) the acquisition by any person or persons (as such term is used in Section 13(d) of the Securities Exchange Act of 1934) not a shareholder of Employer on June 1, 1998, of legal or beneficial ownership of 35% or more of either (A) the then outstanding shares of common stock of the Employer, or (B) the combined voting power of the then outstanding voting securities of the Employer entitled to vote generally in the election of directors;

               (ii) individuals who, as of the date hereof, constitute the Board cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Employer's shareholders, was approved by a vote of at least a majority of the directors then comprising the Board shall be considered as though such individual were a member of the Board as of the date hereof;

               (iii) approval by the shareholders of the Employer of a reorganization, merger, or consolidation, in each case unless the shareholders of the Employer immediately before such reorganization, merger, or consolidation own, directly or indirectly, immediately following such reorganization, merger, or consolidation at least a majority of the combined voting power of the outstanding voting securities of the corporation resulting from such reorganization, merger, or consolidation in substantially the same proportion as their ownership of the voting securities immediately before such reorganization, merger or consolidation; or

               (iv) approval by the shareholders of the Employer of (A) a complete liquidation or dissolution of the Employer, or (B) the sale or other disposition of more than 50% of the assets of the Employer within a twelve month period.

     6. Benefits. During the term of this Agreement, Executive shall receive the following additional benefits at no cost to the Executive:

          a) Life Insurance. Employer shall provide and pay for a whole life insurance policy insuring the life of Executive in the amount of $1,000,000, the beneficiary or beneficiaries of which shall be designated by Executive, and which shall be transferable to Executive without cost upon the termination of Executive's employment for any reason and upon Executive's assumption of the obligation to make future premium payments with respect thereto.

          b) Disability Insurance. Employer shall provide and pay for disability insurance for Executive in the maximum available amount (but not more than sixty percent (60%) of the Executive's Base Salary), with a maximum monthly benefit payable until the earlier to occur of the Executive's death or attaining age 65 and with a waiting period of no more than six (6) months, the beneficiary or beneficiaries of which shall be designated by Executive. Employer shall pay 100% of Base Salary for each month during the disability waiting period and until the insurance provided hereunder begins to make disability payments. For purposes of this Agreement, 'Disability' shall have the meaning set forth in the Employer's long-term disability plan or policy and shall not be considered to have occurred until after the waiting period as required by such plan or policy.

          c) Medical and Group Insurance. Employer shall include Executive and his dependents in any group medical, dental and hospital or similar plan of Employer in existence from time to time. Employer will purchase individual medical, dental and hospital insurance for Executive if group coverage is not in existence or is unavailable. Post-employment medical, dental and hospital insurance, either as group coverage or an individual policy, will be provided to executive and his dependents at Employer's expense at the same level as other senior executive officers for a period of two years following the Date of Termination.

          d) Vacation. Executive shall be entitled to five (5) weeks of paid vacation during each calendar year. Unused vacation time will be paid to Executive at calendar year end.

          e) Automobile. Executive shall receive an automobile allowance of $750 per month.

          f) Club Dues. Employer shall pay Executive's membership dues for the Gate Governor's Club, the River Club and Sawgrass Country Club (not greater than a total of $10,000 per annum). Upon Compensation Committee approval, Employer shall pay for such other club dues and membership fees for Executive as are reasonable and customary from time to time.

          g) Communications and Other Equipment. Employer shall provide Executive with, and shall pay all costs of operating and maintaining, cellular telephones, pagers, telephone and cable lines, notebook and desk top computers, facsimile machines, hand-held organizers/palm tops, and such other equipment necessary for Executive to perform his duties at Executive's offices or residences as deemed necessary by Executive.

          h) Expense Reimbursement. Executive shall be entitled to reimbursement for all reasonable expenses, including meals, telephone, travel, and entertainment, incurred by Executive in the performance of his duties. Executive will maintain records and written receipts as required by federal and state tax authorities to substantiate expenses as an income tax deduction for Employer and shall submit vouchers for expenses for which reimbursement is made. Credit card receipts (American Express, etc.) and other receipts are acceptable along with other corroborative evidence.

          i) Other Benefits. To the extent not otherwise provided herein (it being the intent not to duplicate benefits), Employer shall provide Executive with no less than the same type and level of other benefits provided by the Employer from time to time to its other executive officers, senior management personnel and Board members. These include, but are not limited to, life and health insurance benefits, participation in pension and profit sharing plans, stock option and stock purchase plans, stock appreciation rights, and stock warrants.

     7. Non-Compete and Non-Solicitation; Confidentiality. In consideration of the employment of Executive by Employer, Executive agrees as follows:

          a) Non-Compete and Non-Solicitation. During the Employment Period and for a period of two years after the Date of Termination, Executive will not, directly or indirectly, within a one hundred fifty mile radius of any office of Employer (or a consolidated subsidiary) in existence on the Date of Termination, own, manage, be employed by, work for, consult for, be an officer or director of, advise, represent, engage in or carry on any business which competes with the business of the Employer at that time. Nothing herein shall be construed to prohibit Executive from rendering professional services subsequent to the Date of Termination as an independent certified public accountant to a business that competes with Employer. During the Employment Period and for a period of two years after the Date of Termination, Executive will not, directly or indirectly, solicit or induce, or attempt to solicit or induce, any employee of the Company (or a consolidated subsidiary) to leave the Company (or a consolidated subsidiary) for any reason whatsoever, or solicit the services of any employee of the Company (or a consolidated subsidiary).


          b) Non-Disclosure of Information. Executive will not at any time, during or after the term of this Agreement, in any fashion, form, or manner, either directly or indirectly, divulge, disclose, or communicate to any person, firm, or corporation, in any manner whatsoever, any information of any kind, nature, or description concerning any matters affecting or relating to the business of the Employer, including, but not limited to, the names of any of its customers or prospective customers or any other information concerning the business of the Employer, its manner of operation, its plans, its vendors, its suppliers, its advertising, its marketing, its methods, its practices, or any other information of any kind, nature, or description, without regard to whether any or all of the foregoing matters would otherwise be deemed confidential, material, or important; provided, however, that this provision shall not prevent disclosures by Executive to the extent such disclosures are (i) believed by the Executive, in good faith and acting reasonably, to be in the best interest of the Employer, (ii) of information that is public at the time of the disclosure (other than as a result of the Executive's violation of this Paragraph 7(b)), or (iii) as required by law or legal process (and, if the Executive is so required to disclose, Executive shall provide the Employer notice of such to allow the Company the opportunity to contest such disclosure).

     8. Termination of Employment.

          a) Death or Disability. The Executive's employment shall terminate automatically upon the Executive's death during the Employment Period. Additionally, if the Employer determines in good faith that the Executive has incurred a Disability, it may give the Executive written notice of its intention to terminate the Executive's employment. In such event, the Executive's employment with the Employer shall terminate effective on the later of (i) the date in the notice, (ii) the day after receipt of such notice by the Executive, or (iii) the date the Disability has been considered to occur (the "Disability Effective Date"), provided that, prior to such date, the Executive shall not have returned to full-time performance of the Executive's duties.

          b) Cause. The Employer may terminate the Executive's employment during the Employment Period for Cause. For purposes of this Agreement, "Cause" shall mean (i) a breach by the Executive of the Executive's obligations under paragraph 2 above (other than as a result of temporary incapacity due to physical or mental illness, or Disability) which is demonstrably willful and deliberate on the Executive's part, which is committed in bad faith or without reasonable belief that such breach is in the best interests of the Employer and which is not remedied in a reasonable period of time after receipt of written notice from the Employer specifying such breach; (ii) the conviction of the Executive of a felony; or (iii) a breach of the Executive's fiduciary duty to the Employer or willful violation in the course of performing his duties for the Employer of any law, rule or regulation (other than traffic violation or other minor offenses). (No act or failure to act on the Executive's part shall be considered willful unless done or omitted in bad faith and without reasonable belief that the action or omission was in the best interest of the Employer.)

          c) Good Reason. The Executive's employment may be terminated by the Executive at any time for Good Reason. For purposes of this Agreement, "Good Reason" shall mean:

               (i) the assignment to the Executive of any duties inconsistent with the Executive's position (including status, offices, titles and reporting requirement), authority, duties or responsibilities as contemplated by Paragraph 2 or any other action by the Employer which results in a diminution in such position, authority, duties or responsibilities (including the Executive no longer being the Chief Executive Officer of a publicly held company);

               (ii) a reduction in the Executive's Base Salary, target bonus or incentive compensation which is more than de minimis;

               (iii) any failure by the Employer to comply with any of the provisions of this Agreement;
               (iv) the Employer's requiring the Executive to be based at any office or location other than Jacksonville, Florida; or

               (v) the Employer's providing notice to the Executive pursuant to Paragraph 3 that the Agreement will not be extended, unless the purpose of such notice is to negotiate the terms of a new agreement between the Employer and the Executive and the notice provides that the Agreement continues in effect until such new agreement is entered into.

               Notwithstanding paragraph 6(c)(i) above, the Executive shall not have Good Reason if he is involved in a group which acquires a substantial portion of the Company's assets or stock. For purposes of this subparagraph c, any good faith determination of "Good Reason" made by the Executive shall be conclusive. However, no such event described hereunder shall constitute Good Reason unless the Executive has given written notice to the Employer specifying the event relied upon for such termination within one year after the occurrence of such event and the Employer has not remedied such within 60 days of receipt of such notice. The Employer and the Executive, upon mutual written agreement, may waive any of the foregoing provisions which would otherwise constitute Good Reason.

          d) Notice of Termination. Any termination by the Employer for Cause, or by the Executive for Good Reason, shall be communicated to the other party by Notice of Termination. For purposes of this Agreement, a "Notice of Termination" means a written notice which (i) indicates the specific termination provision in this Agreement relied upon; (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment; and (iii) specifies the Date of Termination (as defined below). Notice of intent to terminate employment for Good Reason must be provided pursuant to Paragraph 8.c of this Agreement. The failure by the Executive or the Employer to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Employer hereunder or preclude the Executive or the Employer from asserting such fact or circumstance in enforcing the Executive's or the Employer's rights hereunder.

          e) Date of Termination. "Date of Termination" means (i) if the Executive's employment is terminated by the Employer for Cause, or by the Executive for Good Reason, the date specified in the Notice of Termination as the Date of Termination; (ii) if the Executive's employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Executive or the Disability Effective Date, as the case may be; and (iii) if the Executive's employment is terminated by either party other than for death, Disability, Cause or Good Reason, the date set forth in the notice required under subparagraph d above as the date the termination is to be effective.

     9. Obligations of the Employer upon Termination. Upon termination of the Executive's employment for any reason during the Term of this Agreement, Executive shall be entitled to Base Salary and all benefits through the Date of Termination, and to exercise then vested stock options in accordance with Paragraph 5.d.(i) above. Upon the termination of the Executive's employment during the Term of this Agreement by the Executive for Good Reason, or by the Employer for any reason other than Cause, Executive shall in addition be entitled to exercise the option(s) with accelerated vesting pursuant to Paragraph 5.d.(ii) above. In addition, upon the termination of the Executive's employment during the Term of this Agreement by the Executive for Good Reason, or by the Employer for any reason other the Cause, Disability or death, the Executive shall be entitled to receive a lump sum payment equal to three (3) times the sum of
     (i) Executive's Base Salary as of the Date of Termination, and (ii) the Executive's target bonus opportunity under the Incentive Plan based on the target bonus opportunity for the year of termination; plus (iii) Employee and dependent medical, dental and hospital benefits would continue to be provided at Employer expense (either group or individual policy) for a period of two years following the Date of Termination. The lump sum payment shall be paid no later than thirty days after the Date of Termination in immediately available United States funds. Notwithstanding the preceding provisions, at the Employer's sole discretion, the Employer may pay the amount determined as a lump sum in this Paragraph 9 in 36 equal monthly payments beginning on the first day of the month first following the Date of Termination.

     10. Mitigation of Damages. Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise. Except as otherwise provided above with respect to certain welfare benefits, the amount of any payment provided for under this Agreement shall not be reduced by any compensation earned by the Executive as the result of self-employment or employment by another employer or otherwise.

     11. Tax Effect. If Independent Tax Counsel shall determine that the aggregate payments made and benefits provided to the Executive pursuant to this Agreement and any other payments and benefits provided to the Executive from the Employer, its affiliates and plans which constitute "parachute payments" as defined in Section 280G of the Code (or any successor provision thereto) ("Parachute Payments") would be subject to the excise tax imposed by Section 4999 of the Code (the "Excise Tax"), then the Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount (determined by Independent Tax Counsel) such that after payment by the Executive of all taxes (including any Excise Tax) imposed upon the Gross-Up Payment and any interest or penalties imposed with respect to such taxes, the Executive retains from the Gross-Up Payment an amount equal to the Excise Tax imposed upon the payments. For purposes of this Paragraph, "Independent Tax Counsel" shall mean a lawyer, a certified public accountant with a nationally recognized accounting firm, or a compensation consultant with a nationally recognized actuarial and benefits consulting firm with expertise in the area of executive compensation tax law, who shall be selected by the Employer and shall be reasonably acceptable to the Executive, and whose fees and disbursements shall be paid by the Employer.

          a) If Independent Tax Counsel shall determine that no Excise Tax is payable by the Executive, it shall furnish the Executive with a written opinion that the Executive has substantial authority not to report any Excise Tax on the Executive's Federal income tax return. If the Executive is subsequently required to make a payment of any Excise Tax, then the Independent Tax Counsel shall determine the amount of such additional payment ('Gross-Up Underpayment'), and any such Gross-Up Underpayment shall be promptly paid by the Employer to or for the benefit of the Executive. The fees and disbursements of the Independent Tax Counsel shall be paid by the Employer.

          b) The Executive shall notify the Employer in writing within 15 days of any claim by the Internal Revenue Service that, if successful, would require the payment by the Employer of a Gross-Up Payment. If the Employer notifies the Executive in writing that it desires to contest such claim and that it will bear the costs and provide the indemnification as required by this sentence, the Executive shall:

               (i) give the Employer any information reasonably requested by the Employer relating to such claim;

               (ii) take such action in connection with contesting such claim as the Employer shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Employer;

               (iii) cooperate with the Employer in good faith in order to effectively contest such claim; and

               (iv) permit the Employer to participate in any proceedings relating to such claim; provided, however, that the Employer shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses. The Employer shall control all proceedings taken in connection with such contest; provided, however, that if the Employer directs the Executive to pay such claim and sue for a refund, the Employer shall advance the amount of such payment to the Executive, on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax, including interest or penalties with respect thereto, imposed with respect to such advance or with respect to any imputed income with respect to such advance.

          c) If, after the receipt by the Executive of an amount advanced by the Employer pursuant to this Paragraph 11, the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall, within 10 days, pay to the Employer the amount of such refund, together with any interest paid or credited thereon after taxes applicable thereto.

     12. Notices. Any notice provided for in this Agreement shall be given in writing. Notices shall be effective from the date of receipt if delivered personally to the party to whom notice is to be given, or on the second day after mailing if mailed by first class mail, postage prepaid. Notices shall be properly addressed to the parties at their respective addresses set forth below or to such other address as either party may later specify by notice to the other:

                  If to Employer:

                  Modis Professional Services, Inc.
                  Attn: Corporate Secretary
                  One Independent Drive
                  Jacksonville, Florida 32202

                  If to Executive:

                  Derek E. Dewan
                  7003 Gaines Court
                  Jacksonville, Florida 32217

     13. Entire Agreement. This Agreement contains the entire agreement and supersedes all prior agreements and understandings, oral or written, with respect to the subject matter hereof, including, but not limited to, any and all prior employment agreements and related amendments entered into between the Employer and the Executive. This Agreement may be changed only by an agreement in writing signed by the party against whom any waiver, change, amendment or modification is sought.

     14. Waiver. The waiver by one party of a breach of any of the provisions of this Agreement by the other shall not be construed as a waiver of any subsequent breach.

     15. Attorney's Fees. In the event of litigation or other dispute resolution proceeding involving the interpretation or enforcement of this Agreement, the prevailing party shall be entitled to recover from the other all fees, costs and expenses incurred in connection therewith, including attorney's fees through appeal.

     16. Tax Withholding. The Employer shall have the right to deduct from all benefits and/or payments under the Agreement any taxes required by law to be paid or withheld with respect to such benefits or payments.

     17. Governing Law; Venue. The Agreement shall be construed and enforced in accordance with the laws of the State of Florida. Duval County, Florida, shall be proper venue for any litigation arising out of this Agreement.

     18. Paragraph Headings. Paragraph headings are for convenience only and are not intended to expand or restrict the scope or substance of the provisions of this Agreement.

     19. Assignability. The rights and obligations of the Employer under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Employer. This Agreement is a personal employment agreement and the rights, obligations and interests of the Executive hereunder may not be sold, assigned, transferred, pledged or hypothecated.

     20. Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, the remainder of the Agreement shall remain in full force and shall in no way be impaired.

     21. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement to account for more than one such counterpart.


     IN WITNESS WHEREOF, the parties have executed this Agreement as of the 30 day of July, 1999.

                                                      EXECUTIVE

/s/ Tyra Tutor                              /s/ Derek E. Dewan
__________________________                    ___________________________
Witnesses                                       Derek E. Dewan

                                                      EMPLOYER

/s/ Marc Mayo
___________________________                    /s/ T. Wayne Davis
Witnesses                                  By:___________________________
                                               Chairman of Compensation
                                               Committee, Board of Directors

Witnesses